Exhibit 10.1

EXECUTION COPY

LINDSAY CORPORATION

$115,000,000

$115,000,000 3.82% Senior Notes, Series A, due February 19, 2030

NOTE PURCHASE AGREEMENT

Dated as of February 19, 2015

PPN: 535555 A*7

6.	REPRESENTATIONS OF THE PURCHASERS.		13
	6.1.	Purchase for Investment.	13
	6.2.	Source of Funds.	13

7.	INFORMATION AS TO COMPANY.		15
	7.1.	Financial and Business Information	15
	7.2.	Officer’s Certificate.	17
	7.3.	Electronic Delivery.	18
	7.4.	Inspection.	18

8.	PREPAYMENT OF THE NOTES.		19
	8.1.	No Scheduled Prepayments.	19
	8.2.	Optional Prepayments.	19
	8.3.	Mandatory Offer to Prepay Upon Change of Control.	20
	8.4.	Allocation of Partial Prepayments.	20
	8.5.	Maturity; Surrender, etc.	21
	8.6.	Purchase of Notes.	21
	8.7.	Make-Whole Amount.	22

9.	AFFIRMATIVE COVENANTS.		23
	9.1.	Compliance with Law.	23
	9.2.	Insurance.	24
	9.3.	Maintenance of Properties.	24
	9.4.	Payment of Taxes and Claims.	24
	9.5.	Corporate Existence, etc.	24
	9.6.	Subsidiary Guaranty.	25
	9.7.	Books and Records.	25
	9.8.	Priority of Obligations.	26

10.	NEGATIVE COVENANTS.		26
	10.1.	Leverage Ratio.	26
	10.2.	Interest Coverage Ratio.	26
	10.3.	Priority Debt.	26
	10.4.	Indebtedness of Subsidiaries.	26
	10.5.	Liens.	27
	10.6.	Mergers, Consolidations, etc.	29
	10.7.	Sale of Assets.	29
	10.8.	Transactions with Affiliates.	30
	10.9.	Terrorism Sanctions Regulations.	31
	10.10.	Line of Business.	31

11.	EVENTS OF DEFAULT.		31

12.	REMEDIES ON DEFAULT, ETC.		34
	12.1.	Acceleration.	34
	12.2.	Other Remedies.	34
	12.3.	Rescission.	34

	12.4.	No Waivers or Election of Remedies, Expenses, etc.	35

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.		35
	13.1.	Registration of Notes.	35
	13.2.	Transfer and Exchange of Notes.	35
	13.3.	Replacement of Notes.	36

14.	PAYMENTS ON NOTES.		36
	14.1.	Place of Payment.	36
	14.2.	Home Office Payment.	37

15.	EXPENSES, ETC.		37
	15.1.	Transaction Expenses.	37
	15.2.	Survival.	38

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.		38

17.	AMENDMENT AND WAIVER.		38
	17.1.	Requirements.	38
	17.2.	Solicitation of Holders of Notes.	38
	17.3.	Binding Effect, etc.	39
	17.4.	Notes held by the Company, etc.	39

18.	NOTICES.		39

19.	REPRODUCTION OF DOCUMENTS.		40

20.	CONFIDENTIAL INFORMATION.		40

21.	SUBSTITUTION OF PURCHASER.		41

22.	MISCELLANEOUS.		42
	22.1.	Successors and Assigns.	42
	22.2.	Payments Due on Non-Business Days.	42
	22.3.	Accounting Terms.	42
	22.4.	Severability.	43
	22.5.	Construction.	43
	22.6.	Counterparts.	43
	22.7.	Governing Law.	43
	22.8.	Jurisdiction and Process; Waiver of Jury Trial.	44

SCHEDULE A	—	Information Relating to Purchasers
SCHEDULE B	—	Defined Terms
SCHEDULE C	—	Company Wire Transfer Information
SCHEDULE 5.3	—	Disclosure Materials
SCHEDULE 5.4	—	Subsidiaries
SCHEDULE 5.5	—	Financial Statements
SCHEDULE 5.15	—	Existing Indebtedness
SCHEDULE 10.5	—	Liens
EXHIBIT 1.1	—	Form of Note
EXHIBIT 1.2	—	Form of Subsidiary Guaranty
EXHIBIT 4.4(a)	—	Form of Opinion of Counsel for the Company
EXHIBIT 4.4(b)	—	Form of Opinion of Special Counsel for the Purchasers

v

Lindsay Corporation

2222 North 111th Street

Omaha, Nebraska 68164

Phone: (402) 829-6800

Fax: (402) 829-6834

$115,000,000 3.82% Senior Notes, Series A, due February 19, 2030

Dated as of February 19, 2015

TO EACH OF THE PURCHASERS LISTED IN

THE ATTACHED SCHEDULE A:

Ladies and Gentlemen:

LINDSAY CORPORATION, a Delaware corporation (together with any successor thereto that becomes a party hereto pursuant to Section 10.6, the “Company”), agrees with each of the Purchasers as follows:

1.	AUTHORIZATION OF NOTES.

1.1.	Authorization of Notes

The Company will authorize the issue and sale of $115,000,000 aggregate principal amount of 3.82% Senior Notes, Series A, due February 19, 2030 (the “Notes,” such term to include any such notes issued in substitution therefor pursuant to Section 13). The Notes shall be substantially in the form set out in Exhibit 1.1. Certain capitalized and other terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.

1.2.	Subsidiary Guaranty.

The payment by the Company of all amounts due with respect to the Notes and the performance by the Company of its obligations under this Agreement will be guaranteed equally and ratably by each Domestic Subsidiary that is now, or in the future becomes, a guarantor, co-obligor or borrower in respect of the Credit Agreement, or otherwise is or becomes obligated in respect of any Indebtedness to banks under the Credit Agreement (individually, a “Subsidiary Guarantor” and collectively, the “Subsidiary Guarantors”), pursuant to a Subsidiary Guaranty substantially in the form of the attached Exhibit 1.2, as it hereafter may be amended or supplemented from time to time with the consent of the Subsidiary Guarantors (the “Subsidiary Guaranty”). Notwithstanding anything in this Agreement to the contrary, no Foreign Subsidiary shall be a Subsidiary Guarantor.

2.	SALE AND PURCHASE OF NOTES.

Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

3.	CLOSING.

The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Foley & Lardner LLP, 321 North Clark Street, Suite 2800, Chicago, Illinois 60654-5313, at 9:00 a.m., Chicago time, on February 19, 2015 (the “Closing”) or on such other Business Day thereafter on or prior to February 28, 2015 as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company as set forth in Schedule C. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s reasonable satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Company to tender such Notes.

4.	CONDITIONS TO CLOSING.

Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s reasonable satisfaction, prior to or at the Closing, of the following conditions:

4.1.	Representations and Warranties.

The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing.

4.2.	Performance; No Default.

The Company shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.

4.3.	Compliance Certificates.

(a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

(b) Secretary’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and (ii) its organizational documents as then in effect.

4.4.	Opinions of Counsel.

Such Purchaser shall have received opinions in form and substance reasonably satisfactory to such Purchaser dated the date of the Closing (a) from Munger, Tolles & Olson LLP, counsel for the Company, covering the matters set forth in Exhibit 4.4(a) (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Foley & Lardner LLP, special counsel for the Purchasers in connection with such transactions, substantially in the form set forth in Exhibit 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request.

4.5.	Purchase Permitted By Applicable Law, etc.

On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.

4.6.	Sale of Other Notes.

Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.

4.7.	Payment of Special Counsel Fees.

Without limiting Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.

4.8.	Private Placement Numbers.

A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each series of the Notes.

4.9.	Changes in Corporate Structure.

The Company shall not have changed its jurisdiction of incorporation or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.

4.10.	Funding Instructions.

At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.

4.11.	Proceedings and Documents.

All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be reasonably satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

4.12.	Credit Agreement.

The Company shall have delivered a fully executed copy of the Credit Agreement, in form and substance reasonably satisfactory to the Purchasers.

5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY.

The Company represents and warrants to each Purchaser that:

5.1.	Organization; Power and Authority.

The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the Notes and to perform the provisions hereof and thereof.

5.2.	Authorization, etc.

This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement constitutes, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

5.3.	Disclosure.

The Company, through its agent, Wells Fargo Securities, LLC, has delivered to each Purchaser a copy of a Confidential Offering Memorandum, dated January 2015 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Memorandum, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to January 23, 2015 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Memorandum and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. Except as disclosed in the Disclosure Documents, since August 31, 2014, there has been no change in the financial condition, operations, business, or properties of the Company or any Subsidiary except changes that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents. Notwithstanding the foregoing, no representation is made as to any information of a general economic or industry-specific nature, any projections or estimates, financial or otherwise, included in the Disclosure Documents other than that such projections or estimates were prepared in good faith based on assumptions that the Company and its Subsidiaries believe to be reasonable.

5.4.	Organization and Ownership of Shares of Subsidiaries.

(a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary and (ii) the Company’s Affiliates, other than Subsidiaries.

(b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement.

(c) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and, where applicable, is duly qualified as a foreign corporation or other legal entity and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact.

(d) No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns outstanding shares of capital stock or similar equity interests of such Subsidiary.

5.5.	Financial Statements.

The Company has delivered to each Purchaser copies of the financial statements of the Company and its Subsidiaries listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities required to be disclosed in such financial statements that are not disclosed in such financial statements.

5.6.	Compliance with Laws, Other Instruments, etc.

The execution, delivery and performance by the Company of this Agreement and the Notes will not (i) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, note purchase or credit agreement, lease, corporate charter or by-laws (or similar organizational documents), or any shareholders agreement or any other Material agreement or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (ii) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree, or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary, or (iii) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary.

5.7.	Governmental Authorizations, etc.

No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the Notes.

5.8.	Litigation; Observance of Agreements, Statutes and Orders.

(a) There are no actions, suits, investigations or proceedings pending or, to the best knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including, Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.9.	Taxes.

The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment not reflected in its most recent audited balance sheet that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

5.10.	Title to property; Leases.

The Company and its Subsidiaries have good and sufficient title to their respective Material properties, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects.

5.11.	Licenses, Permits, etc.

(a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, necessary to conduct its business substantially as now conducted and as presently proposed to be conducted that individually or in the aggregate are Material, without known conflict with the rights of others, except for those conflicts that, individually or in the aggregate, would not have a Material Adverse Effect.

(b) To the best knowledge of the Company, no product or service of the Company or any of its Subsidiaries infringes in any material respect any valid license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person.

(c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

5.12.	Compliance with ERISA.

(a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in section 3 of ERISA), that would be individually or in the aggregate Material. No event, transaction or condition has occurred or exists that could, individually or in the aggregate, reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to section 430(k) of the Code or to any such penalty or excise tax provisions under the Code or federal law or section 4068 of ERISA or by the granting of a security interest in connection with the amendment of a Plan, other than such liabilities or Liens as would not be individually or in the aggregate Material.

(b) The present value of the aggregate benefit liabilities under each of the Plans (other than Multiemployer Plans), determined as of the end of such Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Plan allocable to such benefit liabilities by more than $5,000,000 in the case of any single Plan and by more than $10,000,000 in the aggregate for all Plans. The term “benefit liabilities” has the meaning specified in section 4001 of ERISA and the terms “current value” and “present value” have the meaning specified in section 3 of ERISA.

(c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that individually or in the aggregate are Material.

(d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 715-60, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Company and its Subsidiaries is not Material.

(e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Notes to be purchased by such Purchaser.

5.13.	Private Offering by the Company.

Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 33 other Institutional Investors, each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.

5.14.	Use of Proceeds; Margin Regulations.

The Company will use the proceeds of the sale of the Notes for general corporate purposes, including for acquisitions, dividends, and share repurchases. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of

Governors of the Federal Reserve System (12 CFR 221), or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.

5.15.	Existing Indebtedness; Future Liens.

(a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of January 30, 2015 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), in an aggregate outstanding amount of at least $5,000,000, since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary the outstanding principal amount of which exceeds $10,000,000 that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment.

(b) Except as disclosed in Schedule 10.5, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness.

(c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15.

5.16.	Foreign Assets Control Regulations, etc.

(a) Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.

(b) No part of the proceeds from the sale of the Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.

(c) Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.

(d) (1) Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union.

(2) To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Government Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and

(3) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.

5.17.	Status under Certain Statutes.

Neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 2005, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.

5.18.	Environmental Matters.

(a) Except as disclosed in the Memorandum, neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.

(b) Except as disclosed in the Memorandum, neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

(c) Except as disclosed in the Memorandum, neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect; and

(d) Except as disclosed in the Memorandum, all buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.

6.	REPRESENTATIONS OF THE PURCHASERS.

6.1.	Purchase for Investment.

Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser severally represents that it is an Accredited Investor acting for its own account (or accounts maintained by such Purchaser) or as a fiduciary or agent for another Accredited Investor. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from such registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.

6.2.	Source of Funds.

Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

(a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or

(b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or

(c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or

(d) the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or

(e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or

(f) the Source is a governmental plan; or

(g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or

(h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.

As used in this Section 6.2, the terms “employee benefit plan”, “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

7.	INFORMATION AS TO COMPANY.

7.1.	Financial and Business Information

The Company will deliver to each Purchaser and each holder of a Note that is an Institutional Investor:

(a) Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year),

(i) a consolidated balance sheet of the Company and its consolidated Subsidiaries as at the end of such quarter,

(ii) consolidated statements of income (loss) of the Company and its consolidated Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, and

(iii) consolidated statements of cash flows of the Company and its consolidated Subsidiaries for such quarter or (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a);

(b) Annual Statements — within 90 days after the end of each fiscal year of the Company,

(i) a consolidated balance sheet of the Company and its consolidated Subsidiaries, as at the end of such year,

(ii) consolidated statements of income (loss), changes in shareholders’ equity and cash flows of the Company and its consolidated Subsidiaries, for such year and setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion of independent public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances; provided, that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Securities Exchange Act of 1934) prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(b);

(c) SEC and Other Reports — promptly upon their becoming available, and if applicable, one copy of (i) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC; provided that the delivery of such documents prepared in accordance with the requirements therefor and filed with the SEC, shall be deemed to satisfy the requirements of this Section 7.1(c);

(d) Notice of Default or Event of Default — promptly, and in any event within five days after a Responsible Officer obtains actual knowledge becoming of the existence of any actual or claimed Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto

(e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto:

(i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;

(f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect; and

(g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note.

7.2.	Officer’s Certificate.

Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or (b) shall be accompanied by a certificate of a Senior Financial Officer:

(a) Covenant Compliance – setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 during the quarterly or annual period covered by the statements then being furnished, (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations) and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 22.3) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election;

(b) Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and

(c) Subsidiaries — identifying each Subsidiary of the Company that is otherwise required by the provisions of Section 9.6 to become a Subsidiary Guarantor but which has not yet done so as of the date of such certificate, and providing an explanation of the reasons why each such Subsidiary is not a Subsidiary Guarantor.

7.3.	Electronic Delivery.

Financial statements, officers’ certificates, reports and other documents required to be delivered by the Company pursuant to Sections 7.1(a), (b) or (c) and Section 7.2 shall be deemed to have been delivered if (i) such financial statements described in Section 7.1(a) or (b) and the related certificate described in Section 7.2, and reports and other documents described in Section 7.1(c) are delivered to each Purchaser and each holder of Notes that is an Institutional Investor by e-mail, (ii) such financial statements, reports and other documents described in Section 7.1(a), (b), or (c) as the case may be shall have been posted on the SEC’s “EDGAR” system or such financials statements and the related certificates described in Section 7.2, reports and other documents shall have been made available on the Company’s home page on the worldwide web or (iii) such financial statements described in Section 7.1(a) or (b), related certificate described in Section 7.2, reports and other documents described in Section 7.1(c) are timely posted by or on behalf of the Company on IntraLinks or on any other similar website to which each holder of Notes has free access; provided however, that in the case of either clause (ii) or clause (iii), the Company shall concurrently with such filing or posting give notice (which may be by email) to each holder of Notes of such posting or filing and provided further, that upon request of any holder, the Company will thereafter deliver written copies of such forms, financial statements, reports, other documents and certificates to such holder.

7.4.	Inspection.

The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:

(a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; provided, however, that the Company shall not be required to hold such visit or meeting with any holder more than once every twelve months and that the Company may notify other holders of Notes of such request for a meeting or visit by any holder; and

(b) Default — if a Default or Event of Default then exists, at the expense of the Company, to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances, and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such reasonable times and as often as may be reasonably requested.

8.	PREPAYMENT OF THE NOTES.

8.1.	No Scheduled Prepayments.

No regularly scheduled prepayments are due on the Notes prior to their stated maturity.

8.2.	Optional Prepayments.

(a) The Notes. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, one or more series of the Notes in an amount not less than $1,000,000 in the aggregate in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of each series of the Notes to be prepaid written notice of each optional prepayment under this Section 8.2(a) not less than ten days and not more than 60 days prior to the date (which shall be a Business Day) fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of each series of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.4), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.

(b) Prepayments During Defaults or Events of Defaults. Anything in Section 8.2(a) to the contrary notwithstanding, during the continuance of a Default or Event of Default the Company may prepay less than all of the outstanding Notes pursuant to Section 8.2(a) only if such prepayment is allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.3.	Mandatory Offer to Prepay Upon Change of Control.

(a) Notice of Change of Control — The Company will, within ten Business Days after any Responsible Officer has knowledge of the occurrence of any Change of Control, give notice of such Change of Control to each holder of Notes. If a Change of Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in paragraph (c) of this Section 8.3 and shall be accompanied by the certificate described in paragraph (g) of this Section 8.3.

(b) Offer to Prepay Notes — The offer to prepay Notes contemplated by paragraph (a) of this Section 8.3 shall be an offer to prepay, in accordance with and subject to this Section 8.3, all, but not less than all, of the Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Proposed Prepayment Date”). Such Proposed Prepayment Date shall be not less than 30 days and not more than 60 days after the date of such offer.

(c) Acceptance; Rejection — A holder of Notes may accept the offer to prepay made pursuant to this Section 8.3 by causing a notice of such acceptance to be delivered to the Company on or before the date specified in the certificate described in paragraph (f) of this Section 8.3. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.3, or to accept an offer as to all of the Notes held by the holder, on or before such specified date shall be deemed to constitute rejection of such offer by such holder.

(d) Prepayment — Prepayment of the Notes to be prepaid pursuant to this Section 8.3 shall be at 100% of the outstanding principal amount of such Notes, together with interest on such Notes accrued and unpaid to the date of prepayment and shall not require the payment of any Make-Whole Amount or prepayment premium. The prepayment shall be made on the Proposed Prepayment Date.

(e) Officer’s Certificate — Each offer to prepay the Notes pursuant to this Section 8.3 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date, (ii) that such offer is made pursuant to this Section 8.3, (iii) the principal amount of each Note offered to be prepaid, (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date, (v) that the conditions of this Section 8.3 have been fulfilled, (vi) in reasonable detail, the nature and date of the Change of Control, and (vii) the date by which any holder of a Note that wishes to accept such offer must deliver notice thereof to the Company, which date shall not be earlier than seven Business Days prior to the Proposed Prepayment Date.

8.4.	Allocation of Partial Prepayments.

In the case of each partial prepayment of Notes of a series pursuant to Section 8.2(a), the principal amount of the Notes of the series to be prepaid shall be allocated among all of the Notes of such series at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. In the case of each partial prepayment of the Notes pursuant to Section 8.2(b), the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.

8.5.	Maturity; Surrender, etc.

In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and, in the case of prepayments made pursuant to Section 8.2, the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and canceled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.

8.6.	Purchase of Notes.

(a) The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (i) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (ii) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions (an “Offer to Purchase”); provided that if any holder of the Notes declines such offer, subject to the notice and extension requirements set forth in Section 8.6(c), the Company or an Affiliate, as applicable, shall be permitted to make an offer to purchase from the other holders of the Notes that have accepted the Offer to Purchase additional Notes in excess of their respective pro rata portion.

(b) In connection with any Offer to Purchase, each holder shall be provided with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 10 Business Days.

(c) If the holders of more than 20% of the principal amount of the Notes then outstanding accept an Offer to Purchase, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least five Business Days from its receipt of such notice to accept such offer.

(d) The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.

8.7.	Make-Whole Amount.

“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:

“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.

“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.

“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.

“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.5 or 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.

9.	AFFIRMATIVE COVENANTS.

The Company covenants that so long as any of the Notes are outstanding:

9.1.	Compliance with Law.

Without limiting Section 10.9, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.2.	Insurance.

The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated.

9.3.	Maintenance of Properties.

The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.4.	Payment of Taxes and Claims.

The Company will, and will cause each of its Subsidiaries to, file all income tax returns and other Material tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (i) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (ii) the nonpayment of all such taxes, assessments, charges, levies and claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

9.5.	Corporate Existence, etc.

Subject to Sections 10.6 and 10.7, the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Sections 10.6 and 10.7, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.

9.6.	Subsidiary Guaranty.

(a) Subsidiary Guarantors. The Company will cause each Domestic Subsidiary that, on or after the date of the Closing, is a guarantor, borrower, or co-obligor in respect of the Credit Agreement on the date of the Closing, or within 10 Business Days of its thereafter becoming a guarantor, co-obligor or borrower in respect of the Credit Agreement, or otherwise becoming obligated in respect of Indebtedness under the Credit Agreement to become a party to the Subsidiary Guaranty (with the effect that such Subsidiary shall guaranty the Notes equally and ratably with the Credit Agreement), and shall deliver to each holder:

(i) an executed counterpart of the Subsidiary Guaranty or a Joinder to the Subsidiary Guaranty, as applicable;

(ii) copies of such directors’ or other authorizing resolutions, charter, bylaws and other constitutive documents of such Subsidiary as the Required Holders may reasonably request; and

(iii) if requested by the Required Holders, an opinion of independent counsel reasonably satisfactory to the Required Holders covering the authorization, execution, delivery, no conflict with laws or other documents, no consents and enforceability of the Subsidiary Guaranty against such Subsidiary in form and substance reasonably satisfactory to the Required Holders.

(b) Release of Subsidiary Guarantor. Each holder of a Note fully releases and discharges a Subsidiary Guarantor from all of its obligations and liabilities under the Subsidiary Guaranty, immediately and without any further act, upon such Subsidiary Guarantor being released and discharged from the same as a guarantor under and in respect of the Credit Agreement; provided that (i) no Default or Event of Default exists or will exist immediately following such release and discharge; (ii) if any fee or other form of consideration is given to any holder of Indebtedness under the Credit Agreement directly related to releasing such Subsidiary Guarantor, the holders of the Notes shall receive equivalent consideration (or other form of consideration reasonably acceptable to the Required Holders).; and (iii) at the time of such release and discharge, the Company delivers to each holder of Notes a certificate of a Responsible Officer certifying (x) that such Subsidiary Guarantor has been or is being released and discharged from all of its obligations and liabilities as a guarantor under and in respect of the Credit Agreement and (y) as to the matters set forth in clauses (i) and (ii). Any outstanding Indebtedness of a Subsidiary Guarantor shall be deemed to have been incurred by such Subsidiary Guarantor as of the date it is released and discharged from the Subsidiary Guaranty.

9.7.	Books and Records.

The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and in material conformity with all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect the transactions and dispositions of assets of the Company and its Subsidiaries. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system.

9.8.	Priority of Obligations.

The Company will ensure that its payment obligations under this Agreement and the Notes will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company.

10.	NEGATIVE COVENANTS.

So long as any of the Notes are outstanding, the Company covenants that:

10.1.	Leverage Ratio.

The Company will not permit the ratio of Consolidated Funded Indebtedness to Consolidated EBITDA to be greater than 3.00 to 1.00 as of the end of any fiscal quarter of the Company, determined on a rolling four-quarter basis.

10.2.	Interest Coverage Ratio.

The Company will not permit the ratio of (a) Consolidated EBITDA, for the four-fiscal quarter period then ended, to (b) Consolidated Interest Expense for the four-fiscal quarter period then ended, to be less than 2.50 to 1.00 as of the end of any fiscal quarter of the Company.

10.3.	Priority Debt.

The Company will not at any time permit Priority Debt to exceed 10% of Consolidated Total Assets (determined as of the end of the Company’s most recently completed fiscal quarter).

10.4.	Indebtedness of Subsidiaries.

The Company will not at any time permit any Subsidiary, directly or indirectly, to create, incur, assume, guarantee, have outstanding, or otherwise become or remain directly or indirectly liable for, any Indebtedness other than:

(a) Indebtedness outstanding on the date hereof and listed on Schedule 5.15 and any extension, renewal, refunding or refinancing thereof, provided that the principal amount outstanding at the time of such extension, renewal, refunding or refinancing is not increased;

(b) Industrial revenue bonds, industrial development bonds or similar obligations in an aggregate principal amount outstanding not to exceed $10,000,000;

(c) Indebtedness owed to the Company or a Wholly Owned Subsidiary;

(d) Guaranties by a Subsidiary of Indebtedness of another Subsidiary;

(e) Indebtedness of a Subsidiary outstanding at the time of its acquisition by the Company, provided that (i) such Indebtedness was not incurred in contemplation of becoming a Subsidiary and (ii) at the time of such acquisition and after giving effect thereto, no Default or Event of Default exists or would exist;

(f) Hedging Agreements entered into in the ordinary course of business for non-speculative purposes;

(g) Liabilities under any letter of credit issued by a financial institution other than a lender under the Credit Agreement in an aggregate amount not to exceed $10,000,000; and

(h) Indebtedness not otherwise permitted by the preceding clauses (a) through (f), provided that immediately before and after giving effect thereto and to the application of the proceeds thereof,

(i) no Default or Event of Default exists, and

(ii) Priority Debt does not exceed 10% of Consolidated Total Assets (determined as of the end of the Company’s most recently completed fiscal quarter).

10.5.	Liens.

The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any such Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits, except:

(a) Liens for taxes, assessments or other governmental charges which are not yet due and payable or the payment of which is not at the time required by Section 9.4;

(b) Liens (other than any Lien imposed by ERISA) incurred or deposits made in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other types of social security or retirement benefits, or (ii) to secure (or to obtain letters of credit that secure) the performance of tenders, statutory obligations, surety bonds, appeal bonds, bids, leases (other than securing Capitalized Lease Obligations), performance bonds, purchase, construction or sales contracts and other similar obligations, in each case not incurred or made in connection with the borrowing of money, the obtaining of advances or credit or the payment of the deferred purchase price of property;

(c) any attachment or judgment Lien, unless the judgment it secures has not, within 60 days after the entry thereof, been discharged or execution thereof stayed pending appeal, or has not been discharged within 60 days after the expiration of any such stay;

(d) Liens existing on the date hereof and described in Schedule 10.5 and Liens resulting from extensions, renewals or replacements of Liens permitted by this paragraph (d), provided that (i) there is no increase in the principal amount of the Indebtedness originally secured thereby, (ii) any new Lien attaches only to the same property theretofore subject to such earlier Lien and (iii) immediately after such extension, renewal or replacement no Default or Event of Default would exist;

(e) Liens existing on any property or asset of a Subsidiary at the time of its acquisition by the Company and not created in contemplation thereof, provided that such Liens do not extend to additional property of the Company or any Subsidiary (other than property that is an improvement to or is acquired for specific use in connection with the subject property) and the aggregate principal amount of Indebtedness secured by each such Lien does not exceed the fair market value of the property subject thereto (determined in good faith by the board of directors of the Company);

(f) Any Lien created to secure all or any part of the purchase price, or to secure Indebtedness incurred or assumed to pay all or any part of the purchase price or cost of construction, of fixed or capital assets (or any improvement thereon) acquired or constructed by the Company or a Subsidiary after the date of this Agreement, provided that:

(i) any such Lien shall extend solely to the item or items of such fixed or capital assets (or improvement thereon) so acquired or constructed and, if required by the terms of the instrument originally creating such Lien, other property (or improvement thereon) which is an improvement to or is acquired for specific use in connection with such acquired or constructed fixed or capital assets (or improvement thereon) or which is real property being improved by such acquired or constructed fixed or capital assets (or improvement thereon),

(ii) the principal amount of the Indebtedness secured by any such Lien shall at no time exceed an amount equal to 100% of the fair market value (as determined in good faith by the board of directors of the Company) of such fixed or capital assets (or improvement thereon) at the time of such acquisition or construction, and

(iii) any such Lien shall be created contemporaneously with or within the period ending 365 days after, the acquisition or construction of such fixed or capital assets;

(g) Liens created in connection with Capitalized Lease Obligations;

(h) other Liens securing Indebtedness of the Company or any Subsidiary not otherwise permitted by clauses (a) through (g); provided that Priority Debt does not exceed 10% of Consolidated Total Assets (determined as of the end of the Company’s most recently completed fiscal quarter); provided, further, that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure any Indebtedness outstanding under or pursuant to the Credit Agreement pursuant to this Section 10.5(h) unless and until the Notes (and any guaranty delivered in connection therewith) shall be concurrently secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including, without limitation, an intercreditor agreement and opinions of counsel to the Company that are reasonably acceptable to the Required Holders.

10.6.	Mergers, Consolidations, etc.

The Company will not consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person unless:

(a) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be (the “Successor Entity”), shall be a solvent corporation, limited liability company or limited partnership organized and existing under the laws of the United States or any state thereof (including the District of Columbia), and, if the Company is not the Successor Entity, such Successor Entity shall have executed and delivered to each holder of any Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement and the Notes;

(b) each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and

(c) immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing.

No such conveyance, transfer or lease of substantially all of the assets of the Company shall have the effect of releasing the Company or any Successor Entity that shall theretofore have become such in the manner prescribed in this Section 10.6 from its liability under this Agreement or the Notes.

10.7.	Sale of Assets.

Except as permitted by Section 10.6, the Company will not, nor will it permit any Subsidiary to, lease, sell or otherwise dispose of its property to any other Person (collectively a “Disposition”), except:

(a) Dispositions in the ordinary course of business;

(b) Dispositions by the Company to a Wholly Owned Subsidiary or a Subsidiary Guarantor, or by a Subsidiary to the Company, a Wholly Owned Subsidiary or a Subsidiary Guarantor;

(c) Dispositions not otherwise permitted by clauses (a) and (b) of this Section 10.7, provided that:

(i) each such Disposition is made in an arm’s-length transaction that in the good faith opinion of the Company is for a consideration at least equal to the fair market value of the property subject thereto and is in the best interest of the Company or such Subsidiary;

(ii) the aggregate net book value of all assets disposed of in any period of 365 consecutive days pursuant to this Section 10.7(c) does not exceed 10% of Consolidated Total Assets as of the end of the immediately preceding fiscal quarter; and

(iii) at the time of such Disposition and after giving effect thereto no Default or Event of Default shall have occurred and be continuing.

Notwithstanding the foregoing, the Company may, or may permit any Subsidiary to, make a Disposition and the assets subject to such Disposition shall not be subject to or included in the foregoing limitation and computation contained in clause (c) of the preceding sentence to the extent that the net proceeds from such Disposition are within 365 days of such Disposition, at the Company’s sole option (A) reinvested in productive assets to be used in the existing business of the Company or a Subsidiary, or (B) applied or offered to be applied to the payment or prepayment of the Notes or any other outstanding Indebtedness of the Company or any Subsidiary ranking pari passu with or senior to the Notes. For purposes of clause (B), the Company shall offer to prepay (on a date not less than 30 or more than 60 days following such offer) the Notes on a pro rata basis with such other Indebtedness at a price of 100% of the principal amount of the Notes to be prepaid (without any Make-Whole Amount) together with interest accrued on such principal amount to the date of prepayment; provided that if any holder of the Notes declines such offer, the proceeds that would have been paid to such holder shall be offered pro rata to the other holders of the Notes that have accepted the offer. A failure by a holder of Notes to respond in writing not later than 10 days prior to the proposed prepayment date to an offer to prepay made pursuant to this Section 10.7 shall be deemed to constitute a rejection of such offer by such holder. Solely for the purposes of foregoing clause (B), whether or not such offers are accepted by the holders, the entire principal amount of the Notes subject thereto shall be deemed to have been prepaid.

10.8.	Transactions with Affiliates.

The Company will not and will not permit any Subsidiary to enter into directly or indirectly any Material transaction or Material group of related transactions (including without limitation the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Subsidiary), except pursuant to the reasonable requirements of the Company’s or such Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary in a material respect than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.

10.9.	Terrorism Sanctions Regulations.

The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c) to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

10.10.	Line of Business.

The Company will not and will not permit any Subsidiary to engage in any business if, as a result, the general nature of the business in which the Company and its Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Subsidiaries, taken as a whole, are engaged on the date of this Agreement as described in the Memorandum (and other business that are reasonably related, complementary or incidental to such businesses); provided, this Section 10.10 shall not be deemed to prohibit acquisitions by the Company or any Subsidiary as long as the acquired companies or assets are operating in or relating or complementary to a business that is similar to or reasonably related to the current and future businesses conducted by the Company or any Subsidiary.

11.	EVENTS OF DEFAULT.

An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:

(a) the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or

(b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or

(c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or in Sections 10.1 through 10.7; or

(d) the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained herein (other than those referred to in

Sections 11(a), (b) and (c)) or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or

(e) (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect on the date as of which made; or

(f) (i) the Company or any Significant Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, or (ii) the Company or any Significant Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Indebtedness to convert such Indebtedness into equity interests), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000, or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; or

(g) the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or

(h) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any of its Significant

Subsidiaries, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any of its Significant Subsidiaries, or any such petition shall be filed against the Company or any of its Significant Subsidiaries and such petition shall not be dismissed within 60 days; or

(i) one or more final judgments or orders for the payment of money aggregating in excess of $10,000,000, including, without limitation, any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and its Significant Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or

(j) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) the aggregate “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under all Plans, determined in accordance with Title IV of ERISA, shall exceed an amount that would reasonably be expected to have a Material Adverse Effect, (iv) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, or (vi) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (i) through (vi) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or

(k) any Subsidiary Guaranty shall cease to be in full force and effect (other than in accordance with its terms), any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty.

As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA.

12.	REMEDIES ON DEFAULT, ETC.

12.1.	Acceleration.

(a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.

(b) If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.

(c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.

12.2.	Other Remedies.

If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or Subsidiary Guaranty, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.

12.3.	Rescission.

At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.

12.4.	No Waivers or Election of Remedies, Expenses, etc.

No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement or by any Note or the Subsidiary Guaranty upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES.

13.1.	Registration of Notes.

The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

13.2.	Transfer and Exchange of Notes.

Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1.1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2.

13.3.	Replacement of Notes.

Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

(a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or

(b) in the case of mutilation, upon surrender and cancellation thereof,

within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

14.	PAYMENTS ON NOTES.

14.1.	Place of Payment.

Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York City at the principal office of Wells Fargo Bank, National Association in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.

14.2.	Home Office Payment.

So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

15.	EXPENSES, ETC.

15.1.	Transaction Expenses.

Whether or not the transactions contemplated hereby are consummated, the Company will pay all reasonable costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Subsidiary Guaranty or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the reasonable costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Subsidiary Guaranty or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Subsidiary Guaranty or the Notes, or by reason of being a holder of any Note, (b) the reasonable costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Subsidiary Guaranty, and (c) the reasonable costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500. The Company will pay, and will hold each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).

15.2.	Survival.

The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Subsidiary Guaranty or the Notes, and the termination of this Agreement.

16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.

All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, any Subsidiary Guaranty and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

17.	AMENDMENT AND WAIVER.

17.1.	Requirements.

This Agreement, the Notes and the Subsidiary Guaranty may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6, or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing, and (b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount on, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8, 11(a), 11(b), 12, 17, or 20.

17.2.	Solicitation of Holders of Notes.

(a) Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Subsidiary Guaranty. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Subsidiary Guaranty to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.

(b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Subsidiary Guaranty or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.

(c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Subsidiary Guaranty by a holder of a Note that has transferred or has agreed to transfer its Note to the Company, any Subsidiary or any Affiliate of the Company in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.

17.3.	Binding Effect, etc.

Any amendment or waiver consented to as provided in this Section 17 or any Subsidiary Guaranty applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Subsidiary Guaranty shall operate as a waiver of any rights of any holder of such Note.

17.4.	Notes held by the Company, etc.

Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Subsidiary Guaranty or the Notes, or have directed the taking of any action provided herein or in any Subsidiary Guaranty or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

18.	NOTICES.

All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by a recognized overnight delivery service (with charges prepaid). Any such notice must be sent:

(i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,

(ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii) if to the Company or any Subsidiary Guarantor, to the Company at its address set forth at the beginning hereof to the attention of Mark A. Roth, Vice President – Corporate Development & Treasurer, or at such other address as the Company shall have specified to the holder of each Note in writing.

Notices under this Section 18 will be deemed given only when actually received.

19.	REPRODUCTION OF DOCUMENTS.

This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

20.	CONFIDENTIAL INFORMATION.

For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure (other than from a source that Purchaser knew was bound by a confidentiality obligation with respect to such information), (b) subsequently becomes publicly known through no act or omission by such Purchaser or any person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or from a source that Purchaser knew was bound by a confidentiality obligation with respect to such information, or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, or (viii) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.

In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking, but only to the extent that such other confidentiality undertaking conflicts with this Section 20.

21.	SUBSTITUTION OF PURCHASER.

Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

22.	MISCELLANEOUS.

22.1.	Successors and Assigns.

All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.

22.2.	Payments Due on Non-Business Days.

Anything in this Agreement or the Notes to the contrary notwithstanding, any payment of principal of or Make-Whole Amount or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

22.3.	Accounting Terms.

(a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

(b) Notwithstanding the foregoing, if the Company notifies the holders of Notes that, in the Company’s reasonable opinion, or if the Required Holders notify the Company that, in the Required Holders’ reasonable opinion, as a result of a change in

GAAP after the date of this Agreement, any covenant contained in Section 10.1 through 10.7, or any of the defined terms used therein no longer apply as intended such that such covenants are materially more or less restrictive to the Company than as at the date of this Agreement, the Company shall negotiate in good faith with the holders of Notes to make any necessary adjustments to such covenant or defined term to provide the holders of the Notes with substantially the same protection as such covenant provided prior to the relevant change in GAAP. Until the Company and the Required Holders so agree to reset, amend or establish alternative covenants or defined terms, (i) the covenants contained in Section 10.1 through 10.7, together with the relevant defined terms, shall continue to apply and compliance therewith shall be determined on the basis of GAAP in effect at the date of this Agreement and (ii) each set of financial statements delivered to holders of Notes pursuant to Section 7.1(a) or (b) during such time shall include detailed reconciliations reasonably satisfactory to the Required Holders as to the effect of such change in GAAP.

22.4.	Severability.

Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.

22.5.	Construction.

Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

22.6.	Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.

22.7.	Governing Law.

This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

22.8.	Jurisdiction and Process; Waiver of Jury Trial.

(a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.

(c) Nothing in this Section 22.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

(d) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

Remainder of page intentionally left blank.

If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart of this Agreement and return it to the Company, whereupon the foregoing shall become a binding agreement between you and the Company.

Very truly yours,

LINDSAY CORPORATION

By:	/s/ Richard W. Parod
Name:	Richard W. Parod
Title:	President and Chief Executive Officer

This Agreement is hereby accepted and agreed to as of the date thereof.

THE VARIABLE ANNUITY LIFE INSURANCE COMPANY

LEXINGTON INSURANCE COMPANY

UNITED GUARANTY RESIDENTIAL INSURANCE COMPANY

By: AIG Asset Management (U.S.), LLC, as Investment Adviser

By:	/s/ Jason Young
Name:	Jason Young
Title:	Vice President

THE GUARDIAN LIFE INSURANCE COMPANY OF AMERICA
By:	/s/ Timothy Powell
Name:	Timothy Powell
Title:	Senior Director

THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC.

By:	/s/ Timothy Powell
Name:	Timothy Powell
Title:	Senior Director

METLIFE INSURANCE COMPANY USA
By: Metropolitan Life Insurance Company, its Investment Manager

METROPOLITAN LIFE INSURANCE COMPANY

By:	/s/ C. Scott Inglis
Name:	C. Scott Inglis
Title:	Managing Director

PACIFIC LIFE INSURANCE COMPANY

By:	/s/ Diane W. Dales
Name:	Diane W. Dales
Title:	Assistant Vice President

By:	/s/ Cathy L. Schwartz
Name:	Cathy L. Schwartz
Title:	Assistant Secretary

TEACHERS INSURANCE AND ANNUITY ASSOCIATION OF AMERICA

By:	/s/ Laura Parrott
Name:	Laura Parrott
Title:	Director

CONNECTICUT GENERAL LIFE INSURANCE COMPANY

By: Cigna Investments, Inc. (authorized agent)

By:	/s/ Leonard Mazlish
Name:	Leonard Mazlish
Title:	Managing Director

LIFE INSURANCE COMPANY OF NORTH AMERICA

By: Cigna Investments, Inc. (authorized agent)

By:	/s/ Leonard Mazlish
Name:	Leonard Mazlish
Title:	Managing Director

GREAT-WEST LIFE & ANNUITY INSURANCE COMPANY

By:	/s/ Eve Hampton
Name:	Eve Hampton
Title:	Vice President, Investments

By:	/s/ Ward Argust
Name:	Ward Argust
Title:	Manager, Investments

SCHEDULE B

DEFINED TERMS

As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:

“Accredited Investor” means an accredited investor as defined in Rule 501(a)(1), (2), (3), or (7) of Regulation D under the Securities Act.

“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.

“Anti-Corruption Laws” is defined in Section 5.16(d)(1).

“Anti-Money Laundering Laws” is defined in Section 5.16(c).

“Blocked Person” is defined in Section 5.16(a).

“Business Day” means any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed.

“Capitalized Lease Obligations” means obligations of such Person for the payment of rent for any real or personal property under leases or agreements to lease that, in accordance with GAAP, have been or should be capitalized on the books of the lessee and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” means an event or series of events by which any “person” or “group” (within the meaning of Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of more than 50% of the voting power of the then outstanding voting stock of the Company entitled to vote generally in the election of the directors of the Company.

“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.

“Closing” is defined in Section 3.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“Company” means Lindsay Corporation, a Delaware corporation.

“Confidential Information” is defined in Section 20.

“Consolidated EBITDA” means, for any period, Consolidated Net Income for such period, plus the sum of all amounts deducted from income in arriving at Consolidated Net Income during such period for (a) Consolidated Interest Expense, (b) federal, state and local income taxes, (c) depreciation, amortization and other non-cash stock compensation, and (d) all other non-cash expenses and charges other than recurring accruals in the ordinary course, minus the sum of all cash payments that did not reduce Consolidated Net Income for such period, made in respect of non-cash charges described in clause (d) above made in a prior period, all determined on a consolidated basis in accordance with GAAP. For purposes of calculating Consolidated EBITDA for any period of four consecutive quarters, if during such period the Company or any Subsidiary shall have acquired or disposed of any Person or acquired or disposed of any of the operating assets of any Person, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.

“Consolidated Funded Indebtedness” means, at any date, for the Company and its Subsidiaries on a consolidated basis, all obligations for borrowed money (including subordinated debt) plus that portion of all Capitalized Lease Obligations reported on the balance sheet of the Company and its consolidated Subsidiaries as a liability as of the most recently completed fiscal quarter, determined in accordance with GAAP.

“Consolidated Interest Expense” means, for any period, the interest expense (including the “imputed interest” portion of Capitalized Lease Obligations, synthetic leases and asset securitizations, if any, and excluding deferred financing costs) of the Company and its Subsidiaries for such period, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income” means, for any period, the net income for such period of the Company and its Subsidiaries, after taxes, as determined on a consolidated basis in accordance with GAAP.

“Consolidated Total Assets” means, as of any date, the assets and properties of the Company and its Subsidiaries as of such date, determined on a consolidated basis in accordance with GAAP.

“Controlled Entity” means any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Controlled Foreign Subsidiary” means any Subsidiary of the Company that is a “controlled foreign corporation” within the meaning of Section 957 of the Code.

“Credit Agreement” means the Amended and Restated Revolving Credit Agreement dated as of February 18, 2015 by and between the Company and Wells Fargo Bank, National Association, as such agreement may be amended, restated, supplemented, refinanced, increased or reduced from time to time, and any successor or replacement credit agreement or similar facility.

“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.

“Default Rate” means that rate of interest that is the greater of (i) 2% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2% over the rate of interest publicly announced by Wells Fargo Bank, National Association in New York City is as its “base” or “prime” rate.

“Disclosure Documents” is defined in Section 5.3.

“Disposition” is defined in Section 10.7.

“Domestic Subsidiary” means any Subsidiary of the Company that (i) is organized under the laws of the United States, any state thereof or the District of Columbia, (ii) is not a Subsidiary of a Controlled Foreign Subsidiary and (iii) is not a FSHCO.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code.

“Event of Default” is defined in Section 11.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Foreign Subsidiary” means any direct or indirect Subsidiary of the Company that is not a Domestic Subsidiary.

“FSHCO” means any Subsidiary of the Company (i) that is organized under the laws of the United States, any state thereof or the District of Columbia and (ii) that owns no material assets other than equity interests of one or more Controlled Foreign Subsidiaries.

“GAAP” means generally accepted accounting principles as in effect from time to time in the United States of America.

“Governmental Authority” means

(a) the government of

(i) the United States of America or any State or other political subdivision thereof, or

(ii) any jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or

(b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.

“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

“Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person:

(a) to purchase such indebtedness or obligation or any property constituting security therefor;

(b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation;

(c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or

(d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof.

In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.

“Hazardous Material” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.

“Hedging Agreement” means any interest rate swap, cap, collar or other similar agreement enabling a Person to fix or limit its interest expense or any foreign exchange, currency hedging, commodity hedging, security hedging or other agreement enabling a Person to limit the market risk of holding currency, a security or a commodity in either the cash or futures markets.

“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.

“Indebtedness” with respect to any Person means, at any time, without duplication,

(a) its liabilities for borrowed money or for the deferred purchase price of property or services;

(b) all liabilities appearing on its balance sheet in accordance with GAAP in respect of Capitalized Lease Obligations; and

(c) any Guaranty of such Person with respect to liabilities of a type described in any of clauses (a) or (b) hereof.

“INHAM Exemption” is defined in Section 6.2(e).

“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.

“Lien” means, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capitalized Lease Obligations, upon or with respect to any property or asset of such Person (including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).

“Make-Whole Amount” is defined in Section 8.7.

“Material” means material in relation to the business, operations, affairs, financial condition, assets, or properties of the Company and its Subsidiaries taken as a whole.

“Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of Subsidiary Guarantors, taken as a whole, to perform their obligations under the Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or the Subsidiary Guaranty.

“Memorandum” is defined in Section 5.3.

“Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA).

“NAIC” means the National Association of Insurance Commissioners or any successor thereto.

“NAIC Annual Statement” is defined in Section 6.2(a).

“Notes” is defined in Section 1.1.

“OFAC” is defined in Section 5.16(a).

“OFAC Listed Person” is defined in Section 5.16(a).

“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.

“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.

“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.

“Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

“Priority Debt” means, as of any date, the sum (without duplication) of (a) Indebtedness of the Company and its Subsidiaries secured by Liens not otherwise permitted by Sections 10.5(a) through (g), and (b) Indebtedness of a Subsidiary that is not a Subsidiary Guarantor and that is not otherwise permitted by Sections 10.4(a) through (g).

“property” or “properties” means , unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.

“Purchaser” means each purchaser listed in Schedule A and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.

“QPAM Exemption” is defined in Section 6.2(d).

“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.

“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.

“Required Holders” means, at any time on or after the Closing, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).

“Responsible Officer” means any Senior Financial Officer and any other officer of the Company with responsibility for the administration of the relevant portion of this Agreement.

“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.

“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.

“Significant Subsidiary” means at any time any Subsidiary that would at such time constitute a “significant subsidiary” (as such term is defined in Regulation S-X of the SEC as in effect on the date of the Closing) of the Company.

“Source” is defined in Section 6.2.

“Subsidiary” means, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership or joint venture can and does ordinarily take major business actions without the prior approval of such Person or one or more of its Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.

“Subsidiary Guarantor” means any Subsidiary of the Company that executes and delivers, or becomes a party to, the Subsidiary Guaranty.

“Subsidiary Guaranty” is defined in Section 1.2.

“Successor Entity” is defined in Section 10.6.

“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.

“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.

“U.S. Economic Sanctions” is defined in Section 5.16(a).

“Wholly Owned Subsidiary” means, at any time, any Subsidiary 100% of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly Owned Subsidiaries at such time.

EXHIBIT 1.1

[FORM OF NOTE]

LINDSAY CORPORATION

3.82% SENIOR NOTE, SERIES A, DUE FEBRUARY 19, 2030

No. AR-[ ]	February 19, 2015
$[ ]	PPN: 535555 A*7

FOR VALUE RECEIVED, the undersigned, LINDSAY CORPORATION, a Delaware corporation (the “Company”), promises to pay to [        ], or registered assigns, the principal sum of $[        ] (or so much thereof as shall not have been prepaid) on February 19, 2030 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 3.82% per annum from the date hereof, payable semiannually, on the 19th day of February and August in each year, commencing with the February 19 or August 19 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, on any overdue payment of interest and, during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 5.82% or (ii) 2% over the rate of interest publicly announced by Wells Fargo Bank, National Association from time to time in New York City as its “base” or “prime” rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand.

Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at the principal office of Wells Fargo Bank, National Association in New York City or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.

This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of February 19, 2015 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.

This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer, accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name

Exhibit

of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.

This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.

If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.

Exhibit

This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

LINDSAY CORPORATION

By:
Name:	Mark A. Roth
Title:	Vice President – Corporate Development and Treasurer

Exhibit

EXHIBIT 1.2

[FORM OF SUBSIDIARY GUARANTY]

THIS GUARANTY (this “Guaranty”) dated as of [                    ] is made by the undersigned (each, a “Guarantor”), in favor of the holders from time to time of the Notes hereinafter referred to, including each purchaser named in the Note Purchase Agreement hereinafter referred to, and their respective successors and assigns (collectively, the “Holders” and each individually, a “Holder”).

W I T N E S S E T H:

WHEREAS, LINDSAY CORPORATION, a Delaware corporation (the “Company”), and the initial Holders entered into a Note Purchase Agreement dated as of February 19, 2015 (the Note Purchase Agreement as amended, supplemented, restated or otherwise modified from time to time in accordance with its terms, the “Note Purchase Agreement”);

WHEREAS, the Note Purchase Agreement provides for the issuance by the Company of $115,000,000 aggregate principal amount of Notes (as defined in the Note Purchase Agreement);

WHEREAS, the Company owns, directly or indirectly, all of the issued and outstanding capital stock of each Guarantor;

WHEREAS, it is a requirement under the Note Purchase Agreement that the Guarantor shall execute and deliver this Guaranty to the Holders and the Guarantor will derive substantial benefit from the transaction requiring execution and delivery of this Guaranty; and

WHEREAS, each Guarantor desires to execute and deliver this Guaranty to satisfy the conditions described in the preceding paragraph;

NOW, THEREFORE, in consideration of the premises and other benefits to each Guarantor and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, each Guarantor makes this Guaranty as follows:

SECTION 1. Definitions. Any capitalized terms not otherwise herein defined shall have the meanings attributed to them in the Note Purchase Agreement.

SECTION 2. Guaranty. Each Guarantor, jointly and severally with each other Guarantor, unconditionally and irrevocably guarantees to the Holders the due, prompt and complete payment by the Company of the principal of, Make-Whole Amount, if any, and interest on, and each other amount due under, the Notes or the Note Purchase Agreement, when and as the same shall become due and payable (whether at stated maturity or by required or optional prepayment or by declaration or otherwise) in accordance with the terms of the Notes and the Note Purchase Agreement (the Notes and the Note Purchase Agreement being sometimes hereinafter collectively referred to as the “Note Documents” and the amounts payable by the Company under the Note Documents, and all other monetary obligations of the Company

Exhibit 4.4(b)

thereunder (including any attorneys’ fees and expenses required to be paid by the Company thereunder), being sometimes collectively hereinafter referred to as the “Obligations”). This Guaranty is a guaranty of payment and not just of collection and is in no way conditioned or contingent upon any attempt to collect from the Company or upon any other event, contingency or circumstance whatsoever. If for any reason whatsoever the Company shall fail or be unable duly, punctually and fully to pay such amounts as and when the same shall become due and payable, each Guarantor, without demand, presentment, protest or notice of any kind, will forthwith pay or cause to be paid such amounts to the Holders under the terms of such Note Documents, in lawful money of the United States, at the place specified in the Note Purchase Agreement, or perform or comply with the same or cause the same to be performed or complied with, together with interest (to the extent provided for under such Note Documents) on any amount due and owing from the Company. Each Guarantor, promptly after demand, will pay to the Holders the reasonable costs and expenses of collecting such amounts or otherwise enforcing this Guaranty, including, without limitation, the reasonable fees and expenses of counsel. Notwithstanding the foregoing, the right of recovery against each Guarantor under this Guaranty is limited to the extent it is judicially determined with respect to any Guarantor that entering into this Guaranty would violate Section 548 of the United States Bankruptcy Code or any comparable provisions of any state law, in which case such Guarantor shall be liable under this Guaranty only for amounts aggregating up to the largest amount that would not render such Guarantor’s obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provisions of any state law.

SECTION 3. Guarantor’s Obligations Unconditional. The obligations of each Guarantor under this Guaranty shall be primary, absolute and unconditional obligations of each Guarantor, shall not be subject to any counterclaim, set-off, deduction, diminution, abatement, recoupment, suspension, deferment, reduction or defense based upon any claim each Guarantor or any other person may have against the Company or any other person, and to the full extent permitted by applicable law shall remain in full force and effect without regard to, and shall not be released, discharged or in any way affected by, any circumstance or condition whatsoever (whether or not each Guarantor or the Company shall have any knowledge or notice thereof), including:

(a) any termination, amendment or modification of or deletion from or addition or supplement to or other change in any of the Note Documents or any other instrument or agreement applicable to any of the parties to any of the Note Documents;

(b) any furnishing or acceptance of any security, or any release of any security, for the Obligations, or the failure of any security or the failure of any person to perfect any interest in any collateral;

(c) any failure, omission or delay on the part of the Company to conform or comply with any term of any of the Note Documents or any other instrument or agreement referred to in paragraph (a) above, including, without limitation, failure to give notice to any Guarantor of the occurrence of a “Default” or an “Event of Default” under any Note Document;

Exhibit

(d) any waiver of the payment, performance or observance of any of the obligations, conditions, covenants or agreements contained in any Note Document, or any other waiver, consent, extension, indulgence, compromise, settlement, release or other action or inaction under or in respect of any of the Note Documents or any other instrument or agreement referred to in paragraph (a) above or any obligation or liability of the Company, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect of any such instrument or agreement or any such obligation or liability;

(e) any failure, omission or delay on the part of any of the Holders to enforce, assert or exercise any right, power or remedy conferred on such Holder in this Guaranty, or any such failure, omission or delay on the part of such Holder in connection with any Note Document, or any other action on the part of such Holder;

(f) any voluntary or involuntary bankruptcy, insolvency, reorganization, arrangement, readjustment, assignment for the benefit of creditors, composition, receivership, conservatorship, custodianship, liquidation, marshaling of assets and liabilities or similar proceedings with respect to the Company, any Guarantor or to any other person or any of their respective properties or creditors, or any action taken by any trustee or receiver or by any court in any such proceeding;

(g) any discharge, termination, cancellation, frustration, irregularity, invalidity or unenforceability, in whole or in part, of any of the Note Documents or any other agreement or instrument referred to in paragraph (a) above or any term hereof;

(h) any merger or consolidation of the Company or any Guarantor into or with any other corporation, or any sale, lease or transfer of any of the assets of the Company or any Guarantor to any other person;

(i) any change in the ownership of any shares of capital stock of the Company or any change in the corporate relationship between the Company and any Guarantor, or any termination of such relationship;

(j) any release or discharge, by operation of law, of any Guarantor from the performance or observance of any obligation, covenant or agreement contained in this Guaranty; or

(k) any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against any Guarantor, other than the defense of payment in full of the Obligations.

Notwithstanding any other provision contained in this Guaranty, each Guarantor’s liability with respect to the Obligations shall be no greater than the liability of the Company with respect thereto.

Exhibit

SECTION 4. Full Recourse Obligations. The obligations of each Guarantor set forth herein constitute the full recourse obligations of such Guarantor enforceable against it to the full extent of all its assets and properties.

SECTION 5. Waiver. Each Guarantor unconditionally waives, to the extent permitted by applicable law, (a) notice of any of the matters referred to in Section 3, (b) notice to such Guarantor of the incurrence of any of the Obligations, notice to such Guarantor or the Company of any breach or default by the Company with respect to any of the Obligations or any other notice that may be required, by statute, rule of law or otherwise, to preserve any rights of the Holders against such Guarantor, (c) presentment to or demand of payment from the Company or the Guarantor with respect to any amount due under any Note Document or protest for nonpayment or dishonor, (d) any right to the enforcement, assertion or exercise by any of the Holders of any right, power, privilege or remedy conferred in the Note Purchase Agreement or any other Note Document or otherwise, (e) any requirement of diligence on the part of any of the Holders, (f) any requirement to exhaust any remedies or to mitigate the damages resulting from any default under any Note Document, (g) any notice of any sale, transfer or other disposition by any of the Holders of any right, title to or interest in the Note Purchase Agreement or in any other Note Document and (h) any other occurrence, circumstance, happening or event whatsoever, whether similar or dissimilar to the foregoing, whether foreseen or unforeseen, and any other circumstance which might otherwise constitute a legal or equitable defense or discharge of the liabilities of a guarantor or surety or which might otherwise limit recourse against any Guarantor (other than the defense of payment in full of the Obligations).

SECTION 6. Subrogation, Contribution, Reimbursement or Indemnity. Until one year and one day after all Obligations have been paid in full in cash, each Guarantor agrees not to take any action pursuant to any rights which may have arisen in connection with this Guaranty to be subrogated to any of the rights (whether contractual, under the United States Bankruptcy Code, as amended, including Section 509 thereof, under common law or otherwise) of any of the Holders against the Company or against any collateral security or guaranty or right of offset held by the Holders for the payment of the Obligations. Until one year and one day after all Obligations have been paid in full in cash, each Guarantor agrees not to take any action pursuant to any contractual, common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against the Company which may have arisen in connection with this Guaranty. So long as the Obligations remain, if any amount shall be paid by or on behalf of the Company to any Guarantor on account of any of the rights waived in this paragraph, such amount shall be held by such Guarantor in trust, segregated from other funds of such Guarantor, and shall, forthwith upon receipt by such Guarantor, be turned over to the Holders (duly endorsed by such Guarantor to the Holders, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Holders may determine. The provisions of this paragraph shall survive the term of this Guaranty and the payment in full of the Obligations.

SECTION 7. Effect of Bankruptcy Proceedings, etc. This Guaranty shall continue to be effective or be automatically reinstated, as the case may be, if at any time payment, in whole or in part, of any of the sums due to any of the Holders pursuant to the terms of the Note Purchase Agreement or any other Note Document is rescinded or must otherwise be

Exhibit

restored or returned by such Holder upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Company or any other person, or upon or as a result of the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to the Company or other person or any substantial part of its property, or otherwise, all as though such payment had not been made. If an event permitting the acceleration of the maturity of the principal amount of the Notes shall at any time have occurred and be continuing, and such acceleration shall at such time be prevented by reason of the pendency against the Company or any other person of a case or proceeding under a bankruptcy or insolvency law, each Guarantor agrees that, for purposes of this Guaranty and its obligations hereunder, the maturity of the principal amount of the Notes and all other Obligations shall be deemed to have been accelerated with the same effect as if any Holder had accelerated the same in accordance with the terms of the Note Purchase Agreement or other applicable Note Document, and such Guarantor shall forthwith pay such principal amount, Make-Whole Amount, if any, and interest thereon and any other amounts guaranteed hereunder without further notice or demand.

SECTION 8. Term of Agreement. This Guaranty and all guaranties, covenants and agreements of each Guarantor contained herein shall continue in full force and effect and shall not be discharged until such time as all of the Obligations shall be paid and performed in full and all of the agreements of such Guarantor hereunder shall be duly paid and performed in full; provided that any Guarantor shall be released from this Guaranty as provided in Section 9.6(b) of the Note Purchase Agreement.

SECTION 9. Representations and Warranties. Each Guarantor represents and warrants to each Holder that:

(a) such Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged;

(b) such Guarantor has the requisite power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guaranty, and has taken all necessary action to authorize its execution, delivery and performance of this Guaranty;

(c) this Guaranty constitutes a legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d) the execution, delivery and performance of this Guaranty will not violate any provision of any requirement of law or material contractual obligation of such Guarantor and will not result in or require the creation or imposition of any Lien on any of the properties, revenues or assets of the Guarantor pursuant to the provisions of any material contractual obligation of such Guarantor or any requirement of law, except, in each case, as would reasonably not, individually or in the aggregate, be expected to have a Material Adverse Effect;

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(e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Guaranty;

(f) no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of such Guarantor, threatened by or against such Guarantor or any of its properties or revenues (i) with respect to this Guaranty or any of the transactions contemplated hereby or (ii) which would reasonably be expected to have a Material Adverse Effect;

(g) the execution, delivery and performance of this Guaranty will not violate any provision of any order, judgment, writ, award or decree of any court, arbitrator or Governmental Authority, domestic or foreign, or of the charter or by-laws of such Guarantor or of any securities issued by such Guarantor; and

(h) after giving effect to the transactions contemplated herein (including the last sentence of Section 2), (i) the present fair salable value of the assets of such Guarantor is in excess of the amount that will be required to pay its probable liability on its existing debts as said debts become absolute and matured, (ii) the property remaining in the hands of such Guarantor is not an unreasonably small capital, and (iii) such Guarantor is able to pay its debts as they mature.

SECTION 10. Notices. All notices under the terms and provisions hereof shall be in writing, and shall be mailed by first-class mail, postage prepaid, addressed (a) if to the Company or any Holder at the address set forth in, the Note Purchase Agreement or (b) if to a Guarantor, in care of the Company at the Company’s address set forth in the Note Purchase Agreement, or in each case at such other address as the Company, any Holder or such Guarantor shall from time to time designate in writing to the other parties. Any notice so addressed shall be deemed to be given when actually received.

SECTION 11. Survival. All warranties, representations and covenants made by each Guarantor herein or in any certificate or other instrument delivered by it or on its behalf hereunder shall be considered to have been relied upon by the Holders and shall survive the execution and delivery of this Guaranty, regardless of any investigation made by any of the Holders. All statements in any such certificate or other instrument shall constitute warranties and representations by such Guarantor hereunder.

SECTION 12. Submission to Jurisdiction; Waiver of Jury Trial. Each Guarantor irrevocably submits to the jurisdiction of the courts of the State of New York and of the courts of the United States of America having jurisdiction in the State of New York for the purpose of any legal action or proceeding in any such court with respect to, or arising out of, this Guaranty, the Note Purchase Agreement or the Notes, the Subsidiary Guaranty or the Notes. THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS GUARANTY, THE NOTE PURCHASE AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.

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SECTION 13. Miscellaneous. Any provision of this Guaranty which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. To the extent permitted by applicable law, each Guarantor hereby waives any provision of law that renders any provisions hereof prohibited or unenforceable in any respect. The terms of this Guaranty shall be binding upon, and inure to the benefit of, each Guarantor and the Holders and their respective successors and assigns. No term or provision of this Guaranty may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by each Guarantor and the Holders. The section and paragraph headings in this Guaranty and the table of contents are for convenience of reference only and shall not modify, define, expand or limit any of the terms or provisions hereof, and all references herein to numbered sections, unless otherwise indicated, are to sections in this Guaranty. This Guaranty shall in all respects be governed by, and construed in accordance with, the laws of the State of New York, including all matters of construction, validity and performance.

SECTION 14. Covenant. Each Guarantor will ensure that its payment obligations under this Guaranty will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of such Guarantor.

IN WITNESS WHEREOF, each Guarantor has caused this Guaranty to be duly executed as of the day and year first above written.

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FORM OF JOINDER TO SUBSIDIARY GUARANTY

The undersigned (the “Guarantor”), joins in the Subsidiary Guaranty dated as of [                    ] from the Guarantors named therein in favor of the Holders, as defined therein, and agrees to be bound by all of the terms thereof and represents and warrants to the Holders that:

(a) the Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization and has the requisite power and authority to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged;

(b) the Guarantor has the requisite power and authority and the legal right to execute and deliver this Joinder to Subsidiary Guaranty (“Joinder”) and to perform its obligations hereunder and under the Subsidiary Guaranty and has taken all necessary action to authorize its execution and delivery of this Joinder and its performance of the Subsidiary Guaranty;

(c) the Subsidiary Guaranty constitutes a legal, valid and binding obligation of the Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law);

(d) the execution, delivery and performance of this Joinder will not violate any provision of any requirement of law or material contractual obligation of the Guarantor and will not result in or require the creation or imposition of any Lien on any of the properties, revenues or assets of the Guarantor pursuant to the provisions of any material contractual obligation of such Guarantor or any requirement of law, except, in each case, as would reasonably not, individually or in the aggregate, be expected to have a Material Adverse Effect;

(e) no consent or authorization of, filing with, or other act by or in respect of, any arbitrator or governmental authority is required in connection with the execution, delivery, performance, validity or enforceability of this Joinder;

(f) no litigation, investigation or proceeding of or before any arbitrator or governmental authority is pending or, to the knowledge of the Guarantor, threatened by or against the Guarantor or any of its properties or revenues (i) with respect to this Joinder, the Subsidiary Guaranty or any of the transactions contemplated hereby or thereby or (ii) that would reasonably be expected to have a Material Adverse Effect;

(g) the execution, delivery and performance of this Joinder will not violate any provision of any order, judgment, writ, award or decree of any court, arbitrator or Governmental Authority, domestic or foreign, or of the charter or by-laws of the Guarantor or of any securities issued by the Guarantor; and

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(h) after giving effect to the transactions contemplated herein (but subject to the last sentence of Section 2 of the Subsidiary Guaranty), (i) the present fair salable value of the assets of the Guarantor is in excess of the amount that will be required to pay its probable liability on its existing debts as said debts become absolute and matured, (ii) the property remaining in the hands of the Guarantor is not an unreasonably small capital, and (iii) the Guarantor is able to pay its debts as they mature.

Capitalized Terms used but not defined herein have the meanings ascribed in the Subsidiary Guaranty.

IN WITNESS WHEREOF, the undersigned has caused this Joinder to Subsidiary Guaranty to be duly executed as of             ,         .

[Name of Guarantor]

By:
Name:
Title:

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